Exhibit 3.3

PAGE 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “BROADWAY FINANCIAL CORPORATION”, FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF AUGUST, A.D. 2011, AT 1:58 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
2545755 8100	Jeffrey W. Bullock, Secretary of State
AUTHENTICATION: 8994382
110953393	DATE: 08-26-11
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:05 PM 08/25/2011
FILED 01:58 PM 08/25/2011
SRV 110953393 - 2545755 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

BROADWAY FINANCIAL CORPORATION

Broadway Financial Corporation, a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), hereby certifies that:

1.                                      Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

FOURTH:  The total number of shares of all classes of stock which this corporation shall have authority to issue is nine million (9,000,000), of which eight million (8,000,000) shall be common stock, par value $0.01 per share, and one million (1,000,000) shall be serial preferred stock, par value $0.01 per share.

The shares of preferred stock may be issued from time to time in one or more series.  The board of directors of this corporation shall have authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including without limitation the voting rights, the dividend rate, conversion rights, redemption price and liquidation preference, of any series of shares of preferred stock, to fix the number of shares constituting any such series and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).  In case the number of shares of any such series shall  be so decreased the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

2.                                      The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

In Witness Whereof, Broadway Financial Corporation has caused this Certificate of Amendment to Certificate of Incorporation to be signed by its duly authorized officer on this 17th day of August 2011.

BROADWAY FINANCIAL CORPORATION

By:	/s/ Daniele Johnson
Daniele Johnson Secretary